EXHIBIT 3.1.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ESTERLINE TECHNOLOGIES CORPORATION

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Esterline Technologies Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FIFTH of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIFTH: The number of directors which shall constitute the whole Board of the Corporation shall be specified in the Bylaws of the Corporation as the same may be amended from time to time.

The directors elected at each annual meeting of the stockholders beginning with the 2018 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. Each director elected prior to the 2018 annual meeting of stockholders for a term expiring after the 2018 annual meeting of stockholders shall continue to serve for the remainder of the original term for which each such director was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence to fill a vacancy on the Board of Directors of the Corporation resulting from the death, resignation, retirement, disqualification or removal of any director in a class elected prior to the 2018 annual meeting of stockholders for a term expiring after the 2018 annual meeting of stockholders shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and thereafter until such director’s successor shall have been elected and qualified. Any director elected in accordance with the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors or (ii) fill a vacancy on the Board of Directors of the Corporation resulting from the death, resignation, retirement, disqualification or removal of any director elected at or after the 2018 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor shall be elected and qualified or until such director’s death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

The entire Board of Directors, or any member thereof, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of the majority of outstanding shares then entitled to vote at an election of such directors.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding shares of the Corporation then entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article FIFTH.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Esterline Technologies Corporation has caused this Certificate to be duly executed in its corporate name this 8th day of February, 2018.

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ AMY L. WATSON
Name:	Amy L. Watson
Title:	Corporate Secretary